Exhibit 99.1

NSAV Announces Record Date for Shareholder Dividend From Hemp Beer Spin Off

CRESCO, PA — (Marketwired) — 08/03/17 — NSAV Holding, Inc. (OTC: NSAV), today announced a record date of August 22, 2017, for the spin-off of its Hemp Beer Inc. subsidiary, which then will become a separate publicly traded company. The Company will spin-off 20% of Hemp Beer Inc. to its shareholders, who will be awarded with a share dividend based upon their holdings of NSAV on the record date. Shareholders will receive approximately one share of Hemp Beer Inc. common stock for every 17 shares of NSAV common stock that they hold on the record date. The dividend will be payable on or around September 5, 2017.

James Tilton, president of NSAV, stated, “The Hemp Beer spin-off caps off a truly monumental week in the annals of NSAV. With our financial statements near completion and the launch the lifesaving cardiology program, http://www.heartrescue.net, I can’t think of a better time to be an NSAV shareholder or its CEO.

NSAV’s vision is the establishment of a fully integrated technology company that provides turnkey technological solutions to the legal medical cannabis and hemp industries, as well as other areas of the medical industry. Over time, the Company plans to provide a wide range of services such as software solutions, e-commerce, advisory services, financial services, patents and trademarks and information technology.

For further information please contact NSAV at 1 (570- 595-2432) or info@nsavholdinginc.com

The NSAV corporate website can be accessed at http://nsavholdinginc.com

The NSAV Twitter account can be accessed at https://twitter.com/NSAV_MJTechCo

The NSAV Facebook account can be accessed at https://www.facebook.com/NSAVHolding/

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that, all forward-looking statements involve risks and uncertainties, including without limitation, the ability of NSAV Holding, Inc. to accomplish its stated plan of business. NSAV Holding, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by NSAV Holding, Inc. or any other person.

Contact

NSAV

1 (570- 595-2432)

info@nsavholdinginc.com

Source: NSAV Holding, Inc.